Av. De la Floresta 407, Piso 5 – San Borja, Lima 41 – Peru
Tel: +51(1) 618-8500 – 51(1) 372 7171 / 372 7374
www.echecopar.com.pe

[logo] Estudio Echecopar
Attorneys at Law

DATE: October 17, 2008

Pages (including this one): 22

TO: Carlos Ballón
(604) 408-7499

FROM: Valentin Paniagua Jara
(valentin.paniagua@echecopar.com.pe)

RE: Addendum to the Share Purchase-Sale and Mining Assignment Option Agreement

[see source for English]

MESSAGE

Tel: 618-8500, Ext. 607
Fax: 372-7171 – 372-7374
[first name.last name@echecopar.com.pe]

elv

To the Notary:

Please record in your Registry of Public Instruments an instrument containing the **ADDENDUM TO THE SHARE PURCHASE-SALE AND MINING ASSIGNMENT OPTION AGREEMENT,** which is entered into by, for one part:

- **JORGE ARTURO BEDOYA TORRICO**, a Peruvian, a businessman, identified with DNI No. 07854928, and his wife, ANDREA VANESSA BAHAMONDE MARTÍNEZ, a Peruvian, a homemaker, identified with DNI No. 07864299;

- **JAIME ARAOZ MEDANIC**, a Peruvian, a businessman, identified with DNI No. 09340062, and his wife, CARLA SUSANA TELLO MIRENGHI, a Peruvian, a homemaker, identified with DNI No. 09994855;

All of them shall be referred to hereinafter as THE SELLERS, who for the intents and purposes of this agreement stipulate their common domicile at Jirón Batalla de Junín No. 265, Apartment 102, Barranco District, Province and Department of Lima.

And for the other part:

- **DORATO PERÚ, S.A.C.**, duly represented by Valentín Paniagua Jara, identified with DNI No. 07270282, pursuant to a power of attorney registered in Electronic Entry No. 12012880 of the Registry of Legal Entities of Lima, domiciled for the same intents and purposes at Av. De la Floresta No. 497, 5th floor, San Borja, hereinafter, THE BUYER;

With the participation of:

- **COMPAÑÍA MINERA AFRODITA S.A.C.**, with Single Taxpayer's Registry No. 20300534946, registered in Entry 11343422 of the Registry of Legal Entities, Registration Zone IX, Lima Office, domiciled at Av. Camino Real 1252, Office 301, San Isidro, duly represented by Mr. Jorge Arturo Bedoya Torrico, identified with DNI No. 07854928, pursuant to the powers registered in Entry C00002 of the company's registration,

[five sets of initials: illegible]

referred to hereinafter as THE COMPANY,

THE SELLERS and THE BUYER shall be jointly referred to hereinafter as THE PARTIES. THE PARTIES enter into this agreement pursuant to the following terms and conditions:

FIRST CLAUSE: RECITALS

1.1 By means of a private document dated October 18, 2007, THE PARTIES with THE COMPANY's participation entered into a **Share Purchase-Sale and Mining Assignment Option Agreement** whereby THE SELLERS granted THE BUYER an exclusive purchase option allowing the latter to decide, at its sole discretion and upon compliance with the requirements prescribed in the Third Clause of said Agreement, to acquire the AFRODITA SHARES, including their component parts and accessories, as well as everything that corresponds or may correspond thereto, de facto and/or de jure, with no reservation or limitation whatsoever (hereinafter, the "AGREEMENT").

1.2 By means of this private document, THE PARTIES agree to completely amend the Third and Sixth Clauses of the AGREEMENT. The text of said clauses as expressed herein shall replace the text thereof as agreed upon at the time the AGREEMENT was signed, or any amendment of said text entered into prior to the signing of this document.

THE PARTIES likewise agree to clarify the meaning of the Eleventh Clause of the AGREEMENT.

SECOND CLAUSE: PURPOSE OF THE SECOND ADDENDUM TO THE AGREEMENT

2.1 THE PARTIES with THE COMPANY's participation have agreed to modify the Third Clause of the AGREEMENT so as henceforth to read as follows:

<u>"THIRD CLAUSE: EXERCISE OF THE OPTION</u>

[five sets of initials: illegible]

To exercise the OPTION and acquire ownership of the AFRODITA SHARES, THE BUYER must fully and promptly comply with the following requirements:

3.1 Pay and/or cause to be paid to THE SELLERS the sum of US$3,000,000.00 (Three Million and 00/100 DOLLARS), as follows:

3.1.1 On October 18, 2007, US$50,000.00 (Fifty Thousand and 00/100 DOLLARS), which THE BUYER shall pay by delivery to JAIME ARAOZ MEDANIC, of a cashier's check, drawn to his order for the indicated amount.

3.1.2 US$950,000.00 (Nine Hundred Fifty Thousand and 00/100 DOLLARS) as follows:

(i) US$200,000.00 (Two Hundred Thousand and 00/100 DOLLARS), which THE BUYER shall pay by delivery to JORGE ARTURO BEDOYA TORRICO of a cashier's check drawn to his order for the indicated amount on December 14, 2007.

(ii) US$250,000.00 (Two Hundred Fifty Thousand and 00/100 DOLLARS), which THE BUYER shall pay by delivery to JAIME ARAOZ MEDANIC of a cashier's check drawn to his order for the indicated sum on December 14, 2007.

(iii) US$500,000.00 (Five Hundred Thousand and 00/100 DOLLARS) which THE BUYER shall pay to JORGE ARTURO BEDOYA TORRICO in one or more deliveries of money no later than April 15, 2008.

3.1.3 On October 16, 2008: US$1,000,000.00 (One Million and 00/100 DOLLARS), which THE BUYER shall pay by delivery to THE SELLERS at their domicile as indicated for purposes of the AGREEMENT of two (2) cashiers' checks drawn in the percentages stipulated in Clause 1.3.

[five sets of initials: illegible]

3.1.4 On January 16, 2009: US$250,000.00 (Two Hundred Fifty Thousand and 00/100 DOLLARS), which THE BUYER shall pay by delivery to THE SELLERS at their domicile as indicated for purposes of the

AGREEMENT of two (2) cashiers' checks drawn in the percentages stipulated in Clause 1.3.

3.1.5 On April 16, 2009: US$250,000.00 (Two Hundred Fifty Thousand and 00/100 DOLLARS), which THE BUYER shall pay by delivery to THE SELLERS at their domicile as indicated for purposes of the AGREEMENT, of two (2) cashiers' checks, drawn in the percentages stipulated in Clause 1.3.

3.1.6 On July 16, 2009: US$250,000.00 (Two Hundred Fifty Thousand and 00/100 DOLLARS), which THE BUYER shall pay by delivery to THE SELLERS at their domicile as indicated for purposes of the AGREEMENT of two (2) cashiers' checks drawn in the percentages stipulated in Clause 1.3.

3.1.7 On October 16, 2009: US$250,000.00 (Two Hundred Fifty Thousand and 00/100 DOLLARS), which THE BUYER shall pay by delivery to THE SELLERS at their domicile as indicated for purposes of the AGREEMENT, of two (2) cashiers' checks, drawn in the percentages stipulated in Clause 1.3.

THE SELLERS declare that, merely by the delivery of the cashiers' checks drawn as stipulated in detail in Clauses 3.1.1, 3.1.2 (i), 3.1.2 (ii), 3.1.2 (iii), 3.1.3, 3.1.4, 3.1.5, 3.1.6, and 3.1.7, the sums of money prescribed herein shall have been settled to their full satisfaction.

Breach of any of the obligations prescribed in this section 3.1 shall result in THE BUYER's being deemed to be in default effective immediately, without the need for any demand or judicial intercession whatsoever.

ve sets of itials: illegible]

3.2 Deliver and/or cause to be delivered to THE SELLERS of 8,600,000 DORATO SHARES, by means of the physical delivery of registered stock certificates for DORATO SHARES. Said physical delivery of said certificates shall be effected in the city of Vancouver, British Columbia, and shall not imply any additional cost to THE SELLERS over and above that of fulfillment of their obligations pursuant

to this AGREEMENT. The delivery of the 8,600,000 DORATO SHARES shall be made as specified below:

3.2.1 3,000,000 DORATO SHARES, to be delivered within a term that shall in no case exceed the 10 business days following the date on which the AGREEMENT is approved by the Toronto Stock Exchange (TSX). Said physical delivery shall be effected by the delivery of two (2) registered stock certificates issued to each of THE SELLERS in accordance with the percentages specified in section 1.3 of the First Clause.

3.2.2 2,900,000 DORATO SHARES, by physical delivery to THE SELLERS of two (2) registered stock certificates of DORATO SHARES issued in the name of each of THE SELLERS, in accordance with the percentages specified in section 1.3 of the First Clause. Delivery of the respective stock certificates shall be effected within the 10 calendar days following the date on which this Addendum to the AGREEMENT has been approved by the Toronto Stock Exchange (TSX).

THE BUYER undertakes to cause this Addendum to the AGREEMENT to be submitted to the Toronto Stock Exchange (TSX) for its approval within a term that shall not exceed five (5) business days from the date on which the record hereof is signed.

[five sets of initials: illegible]

3.2.3 1,800,000 DORATO SHARES, to be delivered together with the DORATO SHARES to which reference is made in section 3.2.2, above. THE SELLERS instruct THE BUYER to the effect that the DORATO SHARES indicated in this section shall be issued and delivered in conformity with the written instructions that Mr. Jorge Arturo Bedoya Torrico will give THE BUYER.

3.2.4 700,000 DORATO SHARES, to be delivered on April 16, 2009. This physical delivery shall be effected by delivery to THE

SELLERS of two (2) registered certificates issued to each of THE SELLERS in accordance with the percentages stipulated in section 1.3 of the First Clause.

3.2.5 200,000 DORATO SHARES, to be delivered on April 16, 2009. THE SELLERS instruct THE BUYER to the effect that the DORATO SHARES indicated in this section shall be issued and delivered in conformity with the written instructions that Mr. Jorge Arturo Bedoya Torrico will give THE BUYER.

THE SELLERS likewise acknowledge and agree that the DORATO SHARES are subject to a restriction whereby they cannot be negotiated for four (4) months and one (1) day from the date of their issuance, and accordingly, they cannot be sold within said period.

Breach of any of the obligations prescribed in this section 3.2 shall result in THE BUYER's being deemed to be in default effective immediately, without the need for any demand or judicial intercession whatsoever.

3.3 The stipulated price of the AFRODITA SHARES is the sum of 3,000,000.00 (Three Million and 00/100 DOLLARS) and 8,600,000 DORITO SHARES. Notwithstanding the foregoing, to exercise the OPTION and to acquire the AFRODITA SHARES THE BUYER must: (i) promptly and fully comply with the obligations prescribed in Clauses 3.1.1, 3.1.2, 3.1.3, 3.2.1, 3.2.2, and 3.2.3, above; (ii) send a notarial communication to THE SELLERS expressing its will to exercise the OPTION; (iii) have caused the preliminary creation of the CHATTEL MORTGAGE to which reference is made in section 3.4 of this Third Clause to be registered in the Registry of Chattel Contracts and THE COMPANY's Shareholders Registry; and (iv) deliver the registration form to THE SELLERS, asserting the status of owners of the AFRODITA SHARES, as is prescribed in the second paragraph of Article 82 of the Regulations for Listings in the Chattel Registry of Contracts and its Linkage to the Legal Registries of Personal Properties, approved by Resolution No. 142-2006-SUNARP/SN. The form must be signed by a representative who has sufficient authority and must bear the legalizations and

[five sets of initials: illegible]

formalities required for its submission to constitute sufficient title for recording of the fulfillment of the condition upon which the efficaciousness of the preliminary CHATTEL MORTGAGE to which reference is made in Section 3.4 of this Third Clause is contingent.

THE SELLERS declare that, once the requirements prescribed in the preceding paragraph have been fulfilled, the transfer of the AFRODITA SHARES to THE BUYER shall automatically be consummated, in which case the payments made pursuant to Clauses 3.1.1, 3.1.2, 3.1.3, 3.2.1, 3.2.2, and 3.2.3, above shall constitute payment of part of the price stipulated for the transfer of the AFRODITA SHARES, and the payment of the obligations prescribed in Clauses 3.1.4, 3.1.5, 3.1.6, 3.1.7, 3.2.4, and 3.2.5 shall remain pending.

THE PARTIES likewise agree that if THE BUYER exercises the OPTION, THE SELLERS – at THE BUYER's request – must sign a public instrument in which they make a record of the transfer of the AFRODITA SHARES to THE BUYER. The signing of said public instrument is an obligation incumbent upon the SELLERS in reciprocity for THE BUYER's obligations as prescribed in Clauses 3.1.1, 3.1.2, 3.1.3, 3.2.1, 3.2.2, and 3.2.3, above.

3.4 The obligations prescribed in Clauses 3.1.4, 3.1.5, 3.1.6, 3.1.7, 3.2.4, and 3.2.5 (hereinafter, "the SECURED OBLIGATIONS") must be fulfilled in accordance with the time limits, terms, and conditions prescribed for each of them.

To secure the faithful and timely fulfillment of each and all of the SECURED OBLIGATIONS, THE BUYER must create a first and senior open Chattel Mortgage over the AFRODITA SHARES (hereinafter, "the CHATTEL MORTGAGE") in THE SELLERS' favor.

.ve sets of itials: illegible]

The value of the CHATTEL MORTGAGE shall be the total amount of the SECURED OBLIGATIONS, which is fixed by the parties, solely for registration purposes, at the sum of US$2,000,000.00 (two million and 00/100 DOLLARS).

The CHATTEL MORTGAGE shall be created in preliminary fashion over the AFRODITA SHARES as prescribed in Article 20, section 1, of Law No. 28677, and its terms shall be stated in the contract for creation of the CHATTEL MORTGAGE, which appears as an Exhibit hereto.

THE SELLERS undertake to sign the documents required to lift the CHATTEL MORTGAGE as quickly as possible on THE BUYER's written request, only after each and all of the SECURED OBLIGATIONS have been extinguished.

THE BUYER and THE COMPANY undertake not to transfer or encumber the MINING CONCESSIONS in any way so long as the CHATTEL MORTGAGE remains in being, unless they have THE SELLERS' written authorization to do so."

2.2 THE PARTIES with THE COMPANY's participation have agreed to amend the Sixth Clause of the AGREEMENT so as henceforth to read as follows:

"SIXTH CLAUSE: TAX COST OF EXERCISE OF THE OPTION, IF ANY

In the event that the exemption prescribed in Article 19, section I), number 1, of the Income Tax Act, pursuant to Article 12 of Legislative Decree No. 945, is not extended as of December 31, 2008, THE PARTIES agree that 100% of the tax cost that may be applicable to any transfer of the AFRODITA SHARES as a consequence of the exercise of the OPTION shall be borne by THE BUYER."

2.3 THE PARTIES, with THE COMPANY's participation, have agreed to clarify the scope of the Eleventh Clause of the agreement as follows:

.ve sets of itials: illegible]

If the agreement is cancelled on any of the grounds prescribed in section 11.2 (ii) of said clause, THE SELLERS shall not

be obligated to refund any of the payments (in money or DORATO SHARES) received by virtue of the AGREEMENT.

This provision applies both if the option to which reference is made in the Second Clause of the Agreement has been exercised at the time of cancellation and if said option has not been exercised.

THIRD CLAUSE: DEFINITIONS

THE PARTIES expressly agree that terms written with capital letters and not defined in this private document shall have the meanings ascribed to them in the AGREEMENT.

FOURTH CLAUSE: TERM OF THE AGREEMENT

THE PARTIES agree that, except as expressly amended herein, the remaining provisions of the AGREEMENT continue in full force and effect.

We ask the Notary to add the legally prescribed clauses and appropriate insertions, and to convert this record into a public instrument.

Lima, October 16, 2008

[signature]
DORATO PERÚ, S.A.C.

[signature]
Jaime Araoz Medanic

[signature]
Jorge Arturo Bedoya Torrico

[signature]
COMPAÑÍA MINERA AFRODITA, S.A.C.

[signature]
Carla Susana Tello Mirenghi

[signature]
Andrea Vanessa Bahamonde Martínez

Exhibit
of the Addendum to the Share Purchase-Sale and Mining Assignment
Option Agreement of October 16, 2008

TO THE NOTARY:

Please record in your Registry of Public Instruments an instrument containing the **Creation of Chattel Mortgage Agreement** executed by:

- **DORATO PERÚ S.A.C.** (referred to hereinafter as "DORATO"), with RUC No. ________, domiciled for these intents and purposes at Av. De la Floresta No. 497, 5th floor, San Borja, Lima, duly represented by Mr. Valentín Paniagua Jara, identified with DNI No. 07270282, pursuant to powers of attorney registered in Electronic Entry No. 12012880 of the Registry of Legal Entities of Lima.

In favor of the SECURED CREDITORS:

- **JORGE ARTURO BEDOYA TORRICO**, identified with DNI No. 07854928, and his wife, **ANDREA VANESSA BAHAMONDE MARTÍNEZ**, identified with DNI No. 07864299;

- **JAIME ARAOZ MEDANIC**, identified with DNI No. 09340062, and his wife, **CARLA SUSANA TELLO MIRENGHI**, identified with DNI No. 09994855;

For the intents and purposes of this agreement, the SECURED CREDITORS stipulate their common domicile at ________________.

This Chattel Mortgage Creation Agreement (hereinafter, the "Agreement") is executed in accordance with the following clauses:

FIRST: RECITALS

ve sets of
itials: illegible]

1.1 By means of the Share Purchase-Sale and Mining Assignment Option Agreement (referred to hereinafter as the OPTION AGREEMENT), signed by the SECURED CREDITORS and DORATO on October 18, 2007 and amended on December 14, 2007 and October 16, 2008, the SECURED CREDITORS granted DORATO an option to buy 100% of the fully subscribed and totally paid-up shares representing the capital stock of **COMPAÑÍA MINERA AFRODITA S.A.C.**, a corporation identified with RUC No. 20300534946, registered in Electronic Entry 11343422 of the Lima Registry of Legal Entities (hereinafter, "MINERA AFRODITA"), which total 5,000,000 voting shares having a par value of S/. 1.00 at the date of the signing of said OPTION AGREEMENT and at the date of this Agreement, being fully subscribed and paid up. The purchase value of the 100% of the shares that represent MINERA AFRODITA's capital stock was stipulated at the sum of US$3,000,000.00 (Three Million and 00/100 United States Dollars) and 8,600,000 shares issued by Dorato Resources Inc, a company incorporated and in good standing pursuant to the laws of Canada (the DORATO SHARES), which price shall be paid in accordance with the provisions of the addendum signed by the parties on October 16, 2008.

1.2 The parties sign this Agreement to allow DORATO to duly secure payment of the Secured Obligations as said term is defined in Clause 2.2 of this Agreement, to be assumed vis-à-vis the SECURED CREDITORS. Pursuant to the Chattel Mortgage Act, Law No. 28677, and the Regulations for Registration in the Registry of Chattel Contracts and its Linkage to the Legal Registries of Personal Properties, approved by Resolution No. 142-2006-SUNARP/SN, future obligations and securities over third-party and future properties are created in preliminary status.

In the present case, the security to which reference is made in this Agreement is created in preliminary fashion because the properties to which it refers (shares issued by MINERA AFRODITA) are not owned by DORATO at the date hereof.

Once DORATO has acquired ownership of said properties, it shall report said fact to the Registry in the manner prescribed by the aforementioned regulations, so that the efficaciousness of the Chattel Mortgage that is created in preliminary fashion in this act may be registered.

SECOND: CREATION OF CHATTEL MORTGAGE

2.1 By means of this instrument, DORATO creates a preliminary Chattel Mortgage in favor of the SECURED CREDITORS to secure the total and timely settlement of each and all of the SECURED OBLIGATIONS as said term is defined in section 2.2 of this Agreement, over: (i) all of DORATO's rights, titles, and interests in and in respect of the 5,000,000 shares that represent MINERA AFRODITA's capital stock; and (ii) any and all shares that represent MINERA AFRODITA's capital stock, of any class, which may be issued in favor of DORATO or acquired by DORATO up to the time of settlement of all the Secured Obligations as said term is defined in section 2.2 of this Agreement (referred to hereinafter as the "NEW ISSUE SHARES"), upon the understanding that the New Issue Shares shall be automatically incorporated into the Preliminary Chattel Mortgage created hereby upon their mere subscription or acquisition by DORATO. Accordingly, and in view of the fact that the shares over it is created in preliminary fashion this Preliminary Chattel Mortgage is created by virtue of sections 1, 2, and 3 of Article 20 of the Chattel Mortgage Act, Law No. 28677 [*sic*]. For the intents and purposes of this document and its amendments, the 5,000,000 shares that represent MINERA AFRODITA's capital stock, jointly with the New Issue Shares, are referred to as the "SHARES."

2.2 The parties expressly agree that this Chattel Mortgage is created to secure the total and timely settlement of the following obligations, which shall be referred to for the intents and purposes of this Agreement as the "SECURED OBLIGATIONS":

[five sets of initials: illegible]

(i) Payment of the sums stipulated in sections 3.1.4, 3.1.5, 3.1.6, and 3.1.7 of the Option Agreement's Third Clause, as said clause has been adopted by virtue of the Addendum to the Option Agreement signed by DORATO, the SECURED CREDITORS, and MINERA AFRODITA on October 16, 2008. Said sums are itemized below for purposes of clarity:

- Pursuant to section 3.1.4, on January 16, 2009 DORATO must pay the secured creditors US$250,000.00 (two hundred fifty thousand and 00/100 United States Dollars).

- Pursuant to section 3.1.5, on April 16, 2009 DORATO must pay the secured creditors US$250,000.00 (two hundred fifty thousand and 00/100 United States Dollars).

- Pursuant to section 3.1.6, on July 16, 2009 DORATO must pay the secured creditors US$250,000.00 (two hundred fifty thousand and 00/100 United States Dollars).

- Pursuant to section 3.1.7, on October 16, 2009 DORATO must pay the secured creditors US$250,000.00 (two hundred fifty thousand and 00/100 United States Dollars).

(ii) The indemnifications prescribed in the event DORATO fails to deliver the DORATO SHARES it has undertaken to deliver by virtue of the provisions of sections 3.2.4 and 3.2.5 of the Option Agreement's Third Clause to the SECURED CREDITORS on the stipulated dates, as said clause has been adopted by virtue of the Addendum to the Option Agreement signed by DORATO, the SECURED CREDITORS, and MINERA AFRODITA on October 16, 2008. Said DORATO SHARE delivery obligations are itemized below for purposes of clarity:

- 700,000 DORATO SHARES, to be delivered on April 16, 2009.

- 200,000 DORATO SHARES, to be delivered on April 16, 2009.

(iii) Interest incurred for default on payment of the obligations stipulated in sections (i) and (ii), above.

(iv) The fees or commissions, the expenses (including the consideration due the Common Representative, if his intercession is required, and others provided for herein), the court cost and procedural costs, the indemnification for damages, taxes, and other items involved in or arising from the execution of this Chattel Mortgage Agreement and the amendments, extensions, or novations hereof.

2.3 The Chattel Mortgage over the Shares is created by DORATO's signing of this Agreement, with the prerogatives and rights arising from it in accordance with Law. Without prejudice to the foregoing, for the intents and purposes of its effects vis-à-vis third parties, the Chattel Mortgage shall likewise be registered in the Registry of Chattel Contracts.

ve sets of itials: illegible]

2.4 The Parties declare that MINERA AFRODITA has been notified that this agreement has been entered into.

THIRD: AMOUNT OF THE ENCUMBRANCE AND VALUE OF THE SHARES

3.1 This Chattel Mortgage is created for a determinable amount equivalent to the sum of the SECURED OBLIGATIONS described in section 2.2 of the preceding clause.

Without prejudice to the provisions of the foregoing sections, the Parties make a record of the fact that, by reference and for registration purposes only, the amount of the encumbrance created hereunder at the date hereof is stipulated at the sum of US$2,000,000.00 (Two Million and 00/100 United States Dollars).

3.2 Pursuant to Article 19, section 3, of the Chattel Mortgage Act, Law No. 28677, the value of the Shares subject to the Chattel Mortgage at the date on which this instrument is signed, fixed by agreement [of the Parties], is a total of US$5,000,000.00. Nevertheless, for purposes of the extrajudicial sale or direct adjudication of the Shares as provided for in Clause 9, the value herein established may be updated at the request of any of the SECURED CREDITORS by the retention of a prestigious consulting firm, which may be chosen at the exclusive discretion of any of the SECURED CREDITORS from among the following options: (i) Apoyo Consultoría S.A. or (ii) Enfoca S.A. The SECURED CREDITORS or any one of them are expressly authorized to negotiate with the chosen consulting firm on the terms and conditions necessary for determination of the Shares' value, and the expenses incurred by such retention shall be borne by DORATO. If the SECURED CREDITORS do not request an appraisal of the Shares as provided for herein, it shall be understood for all the intents and purposes of this Agreement that the value of the shares subject to the Chattel Mortgage created hereby is the one stipulated in this section 3.2.

FOURTH: EXTENSION OF THE CHATTEL MORTGAGE

4.1 The Secured Obligations include both the items specified in clause 2.2 of this Agreement and all the expenses, court costs, and other costs that may arise from the extrajudicial sale or adjudication to which reference is made in clause 9 of this Agreement, including the fees of the attorneys to whom the SECURED CREDITORS or any of them may entrust the defense of the proceedings that might be commenced for the enforcement of the Chattel Mortgage, as well as, in general terms, any costs paid by the SECURED CREDITORS to enforce the Chattel Mortgage, provided they are duly documented.

4.2 It is expressly stipulated that the Chattel Mortgage shall not be reduced or diminished by payments or amortizations of the Secured Obligations until such time as they have been settled in their entirety.

4.3 The Chattel Mortgage shall extend to any and all the New Issue Shares that DORATO may subscribe or acquire in the future, in conformity with the provisions of clause 2.1 of the Agreement. Said New Issue

Shares shall be incorporated into the Chattel Mortgage by their mere subscription or acquisition by DORATO. To this end, DORATO hereby authorizes: (i) the automatic incorporation of any and all the New Issue Shares into this Chattel Mortgage in favor of the SECURED CREDITORS in conformity with the terms and conditions of this Agreement; and (ii) the registration of this Chattel Mortgage in MINERA AFRODITA's Shareholders Registry, for which DORATO's subsequent consent or additional communication shall not be necessary.

4.4 If the 5,000,000 shares are transferred to DORATO, the certificates that represent said shares and the other New Issue Shares, whether provisional or definitive, must bear the following annotation regarding the Chattel Mortgage:

[five sets of initials: illegible]

"In conformity with the provisions of Law No. 28677, Chattel Mortgage Act, the shares represented by this certificate are encumbered with a chattel mortgage created in favor of Jorge Arturo Bedoya Torrico and his wife Andrea Vanessa Bahamonde Martinez, and Jamie Araoz Medanic and his wife Carla Susana Tello Mirenghi, pursuant to the terms and conditions prescribed in the Chattel Mortgage Creation Agreement entered into on ___________, 2008."

FIFTH: TERM OF VALIDITY

The Chattel Mortgage is executed for an indefinite term and shall remain in force until such time as the Secured Obligations have been settled in their entirety.

SIXTH: CUSTODY OF THE STOCK CERTIFICATES

If DORATO exercises the purchase option over the 100% of the shares that represent MINERA AFRODITA, the Stock Certificate to be issued shall remain in DORATO's possession and it shall assume the role of depositary, with the responsibility and liability arising therefrom, and accordingly, DORATO shall assume the responsibility and liability arising from the custody and delivery of the Certificate specified in this clause to the appropriate party as prescribed in clause 9 of this Agreement.

SEVENTH: DORATO'S OBLIGATIONS

By means of this Agreement, DORATO expressly acknowledges, assumes, declares, and agrees that, from the date on which it exercises the purchase option over the MINERA AFRODITA shares until the date on which it settles the Secured Obligations in favor of the SECURED CREDITORS in their entirety, it must inform the SECURED CREDITORS of any and all shares issued by MINERA AFRODITA to DORATO or acquired by DORATO as a consequence of a restatement of capital, capitalization of profits earned by MINERA AFRODITA, capital increase, dividend payment, and/or any other circumstance, all of which shall likewise be subject to the Chattel Mortgage.

EIGHTH: COMMON REPRESENTATIVE

8.1 DORATO agrees with the SECURED CREDITORS to appoint ______________, identified with DNI No. ________, and in his absence ________________, identified with DNI No. ________, as the Common Representative. He shall be responsible for conducting the acts required for the extrajudicial sale of the Shares, or if appropriate, for their adjudication, and the specific and irrevocable powers of attorney with the broadest possible scope required by law to carry out the extrajudicial sale or adjudication of the Shares and sign the documents that may be necessary to formalize the transfer of ownership of the Shares, to either the SECURED CREDITORS or third parties, as well as a record of adjudication for tax purposes, shall be conferred upon him to that end.

8.2 The Common Representative shall act with diligence and good faith in the performance of his responsibilities, and shall not assume any liability for the acts in which he has taken part for the extrajudicial sale or adjudication and transfer of the Shares, provided he has acted in accordance with the provisions of the Law and this Agreement.

8.3 The Common Representative shall not assume any liability for damages that may be suffered as a consequence of the performance of his functions, except in the event of fraud or inexcusable fault.

ve sets of
itials: illegible]

In accordance with the foregoing, DORATO undertakes to hold the Common Representative harmless as regards his capital in respect of:

(i) Any lawsuits, claims, proceedings, investigations, penalties, fines, or condemnatory judgments or sentences -- each and all of which are referred to hereinafter, jointly and indistinctly, as Claims – which may be filed, presented, prosecuted, or pronounced against the Common Representative or may in any way adversely affect or involve the Common Representative; and,

(ii) Any loss, reduction, liability, damage, cost, charge, expense, levy, and in general, any outlay – each and all of which are referred to hereinafter, jointly and indistinctly, as Losses – which may adversely affect, encumber, be suffered by, or be incurred by the Common Representative,

when said Claims or Losses arise from or are related to (a) any damages and/or losses inflicted on DORATO, the SECURED CREDITORS, and/or any third party; and/or (b) by the exercise of the authority conferred upon the Common Representative through this instrument, unless he has acted with fraud or inexcusable fault.

8.4 The indemnity obligation assumed by DORATO shall remain in force vis-à-vis the Representative until the statute of limitations or expiration, as the case may be, of the Claim or Loss is identified, and it shall be enforceable at any time, as provided for above, at which the existence of Claims and/or Losses occurs, is generated, and/or becomes manifest.

NINTH: DEFAULT, ENFORCEMENT, AND ADJUDICATION

9.1 It shall be understood that a case of default has occurred when DORATO fails to comply with any of the Secured Obligations. When a case of default has been identified, the SECURED CREDITORS may proceed to the extrajudicial sale and/or adjudication of the Shares, to which end the SECURED CREDITORS must send DORATO and the Common Representative a notarial communication indicating the amount of the unmet Secured Obligations which will be subject to enforcement and the value of the Shares in conformity with the provisions of Section 3.2 of this Agreement.

9.2 If the SECURED CREDITORS request an adjudication of the Shares, they must additionally indicate the number of shares whose adjudication they seek. If the SECURED CREDITORS elect the adjudication of the Shares in whole or in part and the value of the adjudicated Shares is less than the amount of the Secured Obligations in default, the SECURED CREDITORS shall be immediately entitled to resort to the appropriate judicial route for enforcement of their rights. By the same token, if the SECURED CREDITORS elect the adjudication of the Shares in whole or in part and the value of the adjudicated Shares is higher than the amount of the Secured Obligations in default, the SECURED CREDITORS must pay DORATO the difference between the value of the Shares involved in the adjudication and the amount of the Secured Obligations being settled thereby, within one business day after the date on which the notarial letter provided for in the preceding section is sent.

.ve sets of itials: illegible]

9.3 The Parties agree to leave the Common Representative at liberty to determine the proper time and the procedure to be followed for the sale of the Shares, which may be conducted as a whole or in packages. In any event, the Common Representative must bear in mind that he may not sell at a price lower than two-thirds of the value indicated in conformity with clause 9.1 of the Agreement.

9.4 The Common Representative undertakes to immediately inform the SECURED CREDITORS, DORATO, and MINERA AFRODITA of the outcome of any such sale.

9.5 The extrajudicial sale procedure may be suspended by the Common Representative only on instructions from the SECURED CREDITORS in case of settlement of all the Secured Obligations indicated in the notarial communication to which reference is made in Section 9.1, owed at the date when the payment is made according to the determination of value to be delivered to the Common Representative by the SECURED CREDITORS.

9.6 For purposes of the transfer of the Shares as provided for in this clause 9, the Common Representative shall have full authority to sign the public and private documents that may be necessary, with no reservation or limitation whatsoever.

9.7 The amounts raised as the proceeds of an extrajudicial sale of the Shares as regulated in this clause, and if appropriate, the value at which they are adjudicated, shall be applied in the following order of priority:

(i) First, to the payment of any tax related to the Shares as a consequence of their extrajudicial sale or adjudication.

(ii) Second, to the expenses and other costs related to the extrajudicial sale or adjudication of the Shares, including the legal, notarial, and registration expenses required for the registration and cancellation of the Chattel Mortgage.

(iii) Third, to the payment of the compensatory and penalty interest earned up to the date of delivery of the proceeds of the Shares' extrajudicial sale to the SECURED CREDITORS or, if appropriate, up to the date on which the Common Representative signs the documentation required for the adjudication of the Shares.

(iv) Fourth, to payment of the principal of the Secured Obligation that gives rise to the extrajudicial sale or adjudication of the Shares.

ve sets of itials: illegible]

(v) The balance, or if appropriate, the amount of the difference paid by the SECURED CREDITORS, shall be delivered to DORATO or the person designated by it.

9.8 DORATO undertakes to deliver the stock certificates for the Shares, whether provisional or definitive, to the person indicated by the SECURED CREDITORS for purposes of enforcement of the Chattel Mortgage, being liable in case of default on said obligation.

TENTH: LIFTING / EXTINCTION OF THE ENCUMBRANCE

Once full payment of the Secured Obligations has been made, to the SECURED CREDITORS' full satisfaction:

10.1 The SECURED CREDITORS shall send a communication to MINERA AFRODITA within the three days after said payment, requesting it to record the settlement of the Chattel Mortgage in its Shareholders Registry and sign the corresponding form for cancellation of the Chattel Mortgage's registration.

10.2 The SECURED CREDITORS must send a communication to the Common Representative within the three days after said payment, informing him of the Chattel Mortgage's lifting.

10.3 DORATO shall be responsible for payment of the notarial and registration fees, and the expenses in general required to record the settlement of the Chattel Mortgage.

ELEVENTH: NOTICES

11.1 All the notices that must be sent under this instrument shall be made in writing and shall be deemed sufficient if they are delivered in person or sent by courier service, fax, or e-mail to the appropriate counterparty at the domiciles listed below:

(a) Notices addressed to the SECURED CREDITORS shall be sent to:

Jorge Arturo Bedoya Torrico
________________ [domicile]
________________ [fax]
________________ [e-mail]

with copy to:

Jaime Araoz Medanic
________________ [domicile]
________________ [fax]
________________ [e-mail]

(b) Notices addressed to DORATO shall be sent to:

Valentín Paniagua Jara
Av. De la Floresta No. 497, 5th floor
San Borja, Lima
Fax No.:
________________ [e-mail]

[five sets of initials: illegible]

(c) Notices addressed to the Common Representative shall be sent to:

________________ [name]
________________ [domicile]
________________ [fax]

________________ [e-mail]

11.2 The domiciles indicated in this clause may be modified, in which case the change must be notified to the parties to the Agreement and those who take part in it, in order for said change to become effective. Changes of domicile shall become effective on the date of receipt of the communication to that effect. In addition, to be effective, the new domicile must be located within the radius of the Central Lima judicial district.

TWELFTH: APPLICABLE LAW AND DISPUTE RESOLUTION

12.1 APPLICABLE LAW

The creation of the Chattel Mortgage and the rights and obligations that arise from the Agreement are subject to the provisions of the Chattel Mortgage Act, Law No. 28677, its related regulations, and other applicable provisions of Peruvian legislation.

12.2 DISPUTE RESOLUTION

The parties agree that all disputes that may arise among them, including disputes related to this Agreement, which have not been resolved by direct dealings within a term of thirty (30) calendar days from the date on which their existence was communicated in writing (hereinafter, the "Direct Dealing Period"), must be resolved by arbitration at law through a procedure conducted in conformity with the regulations of the Lima Chamber of Commerce's National and International Arbitration Center.

Arbitration procedures shall be conducted in the city of Lima, Peru, and the official language shall be Spanish. The arbitral tribunal's decision shall be final and not subject to appeal.

Arbitration procedures shall be presided over by three (3) arbitrators. Each party shall choose one arbitrator and the third, who shall chair the arbitral tribunal, shall be chosen by agreement of both arbitrators. If one of the parties fails to designate its arbitrator within a term of ten (10) calendar days from the date on which his designation is requested, it shall be deemed to have waived its right and the arbitrator shall be designated by the Lima Chamber of Commerce's National and International Conciliation and Arbitration Center. By the same token, if the first two arbitrators designated do not reach agreement on the designation of the third arbitrator within the ten (10) calendar days following the date of the second arbitrator's designation, the third arbitrator shall be designated by the Lima Chamber of Commerce's National and International Arbitration Center, at any party's request.

The expenses for the arbitration procedure shall be borne by the party to which the award was unfavorable.

.ve sets of itials: illegible]

All matters related to this arbitration agreement and/or the arbitration procedure that are not regulated by this clause, shall be governed by the provisions of Legislative Decree No. 1071, in force as of September 1, 2008, or the official provision that replaces it.

During the aforementioned Direct Dealing Period and/or that of the arbitration procedure, the parties shall continue to perform their contractual obligations insofar as it is possible and without prejudice to their contractual or legal rights, including the obligations subject to arbitration.

The following rules shall be followed for purposes of the arbitration procedure:

(i) Neither the provisions of Article 12, part b), of Legislative Decree No. 1071 nor the equivalent procedural rules of the arbitration regulations of the Lima Chamber of Commerce's Arbitration Center shall be applied in the arbitration procedure.

(ii) This arbitration agreement extends only to the parties that sign it or their direct assignees, and accordingly, it is a covenant contrary to Article 14 of Legislative Decree No. 1071.

(iii) Article 34, section 4, of Legislative Decree No. 1071 shall not be applicable to the arbitration procedure.

(iv) The arbitral tribunal may not change the place of the arbitration procedure or the language thereof without the parties' consent.

(v) The legal representative(s) of the parties to the arbitration procedure is/are not authorized to decide on, accede to, acknowledge, or compromise on the rights or aspirations at issue in the arbitration procedure.

(vi) The parties are subject to the competence of the courts and judges of the Central Lima judicial district for any issues relating to the arbitration procedure that must be judicially resolved.

(vii) Issues of enforcement of the Chattel Mortgage are excluded from the dispute resolution arrangement prescribed in this clause; they shall be resolved only in accordance with the provisions of clause 9 of this Agreement and the other provisions hereof that may be applicable thereto.

We ask the Notary to add the legally prescribed additional provisions, and to take care to send the appropriate communications to be recorded in the Registry of Chattel Contracts of the Lima and Callao Office of Registry.

Lima, ________ __, ____

DORATO [signature: illegible] DORATO PERÚ S.A.C.
THE SECURED CREDITORS [signature: illegible] JORGE ARTURO BEDOYA TORRICO [signature: illegible] ANDREA VANESSA BAHAMONDE MARTÍNEZ

[signature: illegible]
JAIME ARAOZ MEDANIC
[signature: illegible]
CARLA SUSANA TELLO MIRENGHI

[two sets of initials: illegible]